SEARS CANADA INC.
RECONCILIATION OF NET (LOSS) EARNINGS TO OPERATING EBITDA
For the 13 and 39-week periods ended October 27, 2012 and October 29, 2011

Unaudited

	Third Quarter		Year-to-Date
(in CAD millions, except per share amounts)	2012	2011 (Recast)[6]	2012	2011 (Recast)6
Net (loss) earnings	$(21.9)	$(44.1)	$61.3	$(91.3)
Transformation expense[1]	—	45.6	—	45.6
Gain on lease terminations[2]	(2.8)	—	(167.1)	—
Accelerated tenant inducement amortization[3]	(2.0)	—	(4.0)	—
Lease exit costs[4]	4.6	—	6.0	—
Depreciation and amortization expense	28.2	28.3	85.2	86.1
Finance costs	2.7	2.4	10.9	12.0
Interest income	(0.5)	(0.4)	(3.3)	(1.3)
Share of income from joint ventures	(3.0)	(1.4)	(9.4)	(6.8)
Income tax (recovery) expense	(8.3)	(15.9)	5.0	(22.1)
Adjusted EBITDA[5]	$(3.0)	$14.5	$(15.4)	$22.2
Basic net (loss) earnings per share	$(0.22)	$(0.42)	$0.60	$(0.87)

1	Transformation expense relates to a charge for disposition of excess inventory and internal restructuring costs within our Home Services business unit.

2	Gain on lease terminations represents the pre-tax gain on the early surrender and return of leases on four properties.

3	Accelerated tenant inducement amortization represents the accelerated amortization of lease inducements relating to three of the properties referred to in footnote 2 above.

4	Lease exit costs represent costs incurred to exit properties referred to in footnote 2 above.

5
Adjusted EBITDA is a measure used by management, the retail industry and investors as an indicator of the Company's performance, ability to incur and service debt, and as a valuation metric. Adjusted EBITDA is a non-IFRS measure.

6
Recast to reflect the changes resulting from the retrospective application of the change in accounting policy related to the early adoption of the amendments to accounting standard "IAS 19 (Revised), Employee Benefits".